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                                                                     EXHIBIT (5)

                                  July 25, 1996

Transmation, Inc.
10 Vantage Point Drive
Rochester, NY  14624

        Re:    Transmation, Inc.
               Registration Statement on Form S-8

Ladies and Gentlemen:

        You have requested our opinion in connection with your Registration Statement on Form S-8, filed this date under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Registration Statement"), in respect of an aggregate of 48,250 authorized and unissued shares of the Common Stock, par value $.50 per share (the "Common Stock"), of Transmation, Inc. (the "Corporation"), which may be issued as follows:

        a. upon grants, after the date hereof, of annual bonuses under the Extended and Amended Employment Agreement dated as of April 1, 1996 between the Corporation and Robert G. Klimasewski; or

        b. upon exercise, after the date hereof, of options heretofore granted under the Non- Statutory Stock Option Agreement dated August 15, 1995 between the Corporation and Eric W. McInroy, as amended by Amendment No. 1 thereto dated March 11, 1996;

(such documents are herein collectively referred to as the "Plans").

        We have examined the following corporate records and proceedings of the Corporation in connection with the preparation of this opinion: its Articles of Incorporation, as amended to date; its Code of Regulations as currently in force and effect; its Minute Books, containing minutes and records of other proceedings of its shareholders, its Board of Directors and the Compensation and Benefits Committee and Stock Option Committee of the Board of Directors, from the date of incorporation to the date hereof; the Plans; the Registration Statement; applicable provisions of the laws of the State of Ohio; and such other documents and matters as we deemed necessary.

        In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates of officers of the Corporation, certificates and documents issued by public officials and authorities, and information received from

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searchers of public records.

        Based upon and in reliance on the foregoing, we are of the opinion that:

            1. The Corporation has been duly incorporated and is validly existing under the laws of the State of Ohio.

            2. The Corporation has the authority to issue an aggregate of 48,250 shares of Common Stock pursuant to the terms of the Plans.

            3. The shares of Common Stock to be issued by the Corporation will, when issued and paid for in accordance with the provisions of the respective Plans, be validly authorized and legally issued and outstanding, fully paid and non-assessable.

        We hereby consent to be named in the Registration Statement as attorneys passing upon legal matters in connection with the issuance and sale of the 48,250 shares of Common Stock covered thereby, and we hereby consent to the filing of this opinion as Exhibit (5) to the Registration Statement.

                                                 Very truly yours,

                                            /s/ HARTER, SECREST & EMERY

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